Exhibit 99.1

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

Time Warner Telecom Announces Third Quarter 2003 Results

—Company records impact of WorldCom settlement—

LITTLETON, Colo., October 27, 2003 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of metro and regional optical broadband networks and services to business customers, today announced its third quarter 2003 financial results, including $172.4 million in revenue, $74.6 million in EBITDA1, and a net loss of $(5.7) million.

“Our business continues to perform well as we generate success in the enterprise segment, especially with our Native LAN and IP based products,” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “We resolved disputed items and claims with WorldCom, and believe that what we had anticipated in bankruptcy related disconnects, is behind us. While total disconnects are up slightly this quarter from last, they are 30% lower for the first nine months of 2003, as compared to the same period last year, excluding the WorldCom disconnects. We continue to grow our end-user customer base and differentiate Time Warner Telecom in the marketplace with an innovative set of product offerings.”

Results from Operations

WorldCom Settlement

As part of WorldCom, Inc.’s bankruptcy proceedings, the bankruptcy court approved the terms of a settlement with Time Warner Telecom that resolved a number of open disputes and claims through June 30, 2003, including amounts payable to and from each party. This settlement resulted in a net cash payment to Time Warner Telecom of $2.0 million, recognition in the third quarter of $5.2 million of revenue, and the reversal of $15.1 million of expenses, resulting in a $20.3 million favorable impact to EBITDA and Net Income. In addition, both parties agreed on amounts due to Time Warner Telecom related to rejection of certain contracts. Subsequent to the end of the quarter, Time Warner Telecom monetized this claim by selling it to a third party for approximately $7 million in cash, which will be recognized as revenue in the fourth quarter.

Revenue

Revenue for the quarter was $172.4 million, as compared to $167.2 million for the same period last year, representing a $5.2 million increase. The primary components of the change included:

•	$15.1 million net increase in revenue from enterprise customers (non-carrier)

•	$5.2 million favorable impact from the WorldCom settlement

•	$3.9 million increase due to a reciprocal compensation settlement

•	$11.4 million decrease due to lower revenue from WorldCom, excluding the settlement

•	$5.2 million decrease in intercarrier compensation due primarily to mandated and contractual rate reductions and reduced minutes of use

•	$2.4 million decrease from carriers, excluding WorldCom

The change in revenue for the third quarter over the same period last year was as follows:

•	10% increase for data and internet (44% increase without the impact of the settlement and disconnects from WorldCom) due to success with Ethernet and IP product sales

•	8% increase for switched services (both with and without WorldCom settlement) primarily due to contract termination revenue

•	2% increase for dedicated transport services (1% decrease without the WorldCom settlement)

Monthly revenue related to disconnects for the first nine months of the year totaled $10.3 million in 2003 and $10.2 million in 2002, including WorldCom related disconnects of $3.5 million and $.5 million in the respective periods. Revenue in the third quarter from WorldCom was $7.9 million, excluding the settlement revenue, a $4 million reduction from the prior quarter.

EBITDA and Margins

EBITDA for the quarter was $74.6 million, reflecting an 86% increase from the same period last year. EBITDA increased 26%, excluding the settlements described above.

EBITDA margin was 43% for the quarter, or 31% excluding the settlements described above. This compares to 24% for the third quarter of 2002. Gross margin was 61% for the quarter, or 59% without the settlements. This compares to 58% for the third quarter 2002. The Company utilizes a fully burdened gross margin, including network costs, national IP backbone costs and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.

The current quarter margins reflect a reduction in bad debt expense as well as the Company’s efforts to reduce costs across the business. For the third quarter of this year operating costs decreased nearly 6%, and selling, general and administrative cost decreased approximately 45%, or 18% excluding the impact of the WorldCom settlement, as compared to the same period last year.

Net Loss

The Company reported a net loss of $(5.7) million, or $(.05) per share, for the third quarter of 2003, or $(26.0) million or $(.23) per share without the benefit from the favorable impact of the WorldCom settlement. This compares to a net loss of $(48.4) million, or $(.42) per share, for the same period last year. The net loss narrowed primarily due to higher EBITDA and lower depreciation.

Capital Expenditures

Capital expenditures for the quarter were $34.5 million, as compared to $25.1 million for the same period last year. “Our focus to add more on-net buildings and expand our network reach remains unchanged,” said David Rayner, Time Warner Telecom’s Senior Vice President and Chief Financial Officer. “However, we believe it will be difficult to deploy our $150 million targeted capital for 2003 within the remainder of the current year. Despite a delay in the spending cycle into 2004 relative to our original plan, we continue to experience positive momentum in expanding our network. Nearly 76% of our year to date expenditures were used to expand our existing markets and add new buildings to the network.”

Operating Highlights

As of September 30, 2003, the Company reported $464.5 million in cash and marketable securities. The Company is in compliance with all its financing agreements.

The Company has increased its sales force by over 28% in the first nine months of 2003, which is solid progress against the goal of growing the sales force nearly 30% for the year. The new sales force has strong telecom experience as well as specialized data skills, which are key in selling to enterprise customers.

The Company is expanding its networks to reach more customer buildings and to continually add new products and services that ride over its networks. Time Warner Telecom is broadly deploying its metro Ethernet services to reach more customer locations. The Company is growing its product family to include a launch of “Extended Native LAN” in the fourth quarter to connect its customers’ diverse locations throughout Time Warner Telecom’s national footprint. “Similar to our other Metro Ethernet products, this will utilize technology that most of our customers already have in place and will leverage our existing network infrastructure and national IP backbone, creating great cost efficiencies and scalability,” said Herda. “While the selling cycle remains long, we believe these complex products will provide the basis for a long-term relationship with our customers.”

Conclusion

“Challenges remain in the business, including ongoing disconnects and pricing pressure on our most mature products, however, we remain focused on incremental initiatives to grow the business. These initiatives include increasing our sales opportunities through expanding our network and extending our product line. In addition, we remain committed to continued customer service and innovation. We intend to continue to wisely manage our cost structure while we remain focused on long-term growth,” concluded Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on October 28, 2003 at 9:00 a.m. MT (11:00 a.m. ET). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations”.

Financial Measures

The Company provides financial measures generated using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP to describe its business trends. These measures include EBITDA, which is a widely recognized metric of operating performance and liquidity. EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management believes that EBITDA is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating charges to earnings. Management uses EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. The definition of EBITDA under the Company’s credit facility differs from the definition of EBITDA used in this press release because the credit facility definition also eliminates certain non-cash losses within certain limits and certain extraordinary gains. EBITDA is reconciled to Net Loss, the most comparable GAAP measure to EBITDA, within the Consolidated Operating Highlights on Page 5.

The Company uses recurring revenue to enhance the comparability of its revenue performance between periods (see page 10 for reconciliation to GAAP Revenue). The Company presented EBITDA, gross margins, EBITDA margins and recurring revenue without the impact of reciprocal compensation settlements to enhance comparability of those measures between periods. Due to the significant positive impact of the Company’s settlement with WorldCom, Inc. in the third quarter, the Company has presented its selected operating statistics on page 10, both as reported and net of the settlement as well as a reconciliation between the two, in order to assist in understanding the impact of the settlement and Company’s performance during the quarter net of the impact of that event.

1	EBITDA is defined as operating income or loss before depreciation and amortization expense and impairment charges.

Forward Looking Statements

The statements in this press release concerning the outlook for 2003 and beyond, including expansion plans, growth prospects, increased sales force, customer disconnects and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. These risks include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2002 Annual Report on Form 10-K. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom Inc.

Time Warner Telecom Inc., headquartered in Littleton, Colo., delivers “last-mile” broadband data, dedicated Internet access and voice services for businesses in 44 U.S. metropolitan areas. Time Warner Telecom Inc., one of the country’s premier competitive telecom carriers, delivers fast, powerful and flexible facilities-based metro and regional optical networks to large and medium customers. Please visit www .twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1) (2)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002	Growth %	2003	2002	Growth %
Revenue
Dedicated transport services	$94,066	$92,556	2%	$269,420	$280,170	-4%
Switched services	38,957	36,078	8%	115,281	110,007	5%
Data and Internet services	25,700	23,410	10%	74,135	65,758	13%

	158,723	152,044	4%	458,836	455,935	1%
Intercarrier compensation (3)	9,842	15,121	-35%	37,514	50,583	-26%

	168,565	167,165	1%	496,350	506,518	-2%
Reciprocal Compensation Settlements	3,863	—	100%	3,863	13,942	-72%

Total Revenue	172,428	167,165	3%	500,213	520,460	-4%

Expenses
Operating costs	66,631	70,799	-6%	198,461	216,966	-9%

Gross Margin	105,797	96,366	10%	301,752	303,494	-1%
Selling, general and administrative	31,162	56,293	-45%	128,294	171,710	-25%

EBITDA	74,635	40,073	86%	173,458	131,784	32%

Depreciation, amortization and accretion	56,408	58,263		164,876	172,769
Asset Impairment Charge	—	3,500		—	3,500

Operating Income (Loss)	18,227	(21,690)		8,582	(44,485)
Interest expense	(25,908)	(26,760)		(78,520)	(78,435)
Interest income	1,326	1,517		4,648	4,317
Investment gains and (losses), net	922	(1,283)		922	(3,240)

Net loss before income taxes	(5,433)	(48,216)		(64,368)	(121,843)
Income tax expense	225	150		675	450

Loss before cumulative effect of change in accounting principle	(5,658)	(48,366)		(65,043)	(122,293)
Cumulative effect of change in accounting principle (4)	—	—		2,965	—

Net Loss	($5,658)	($48,366)		($68,008)	($122,293)

Capital Expenditures	$34,529	$25,105	38%	$84,787	$92,096	-8%

Gross Margin	61%	58%		60%	58%

EBITDA Margin	43%	24%		35%	25%

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.
(2)	See Page 10 for selected operating highlights.
(3)	Intercarrier Compensation includes switched access and recurring reciprocal compensation.
(4)	Reflects implementation of Statement of Financial Accounting Standards No. 143.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1)

	Three Months Ended September 30,		NIne Months Ended September 30,
	2003	2002	2003	2002
Weighted Average Shares Outstanding (thousands)
Basic and Diluted	114,936	114,827	114,931	114,772

Basic and Diluted Loss per Common Share
Before the favorable impacts of the WorldCom settlement	$(0.23)	$(0.42)	$(0.77)	$(1.07)
WorldCom Settlement	$0.18	—	$0.18	—

As Reported	$(0.05)	$(0.42)	$(0.59)	$(1.07)

Common shares (thousands)
Actual Shares Outstanding	115,106	114,827	115,106	114,827

Options (thousands)
Options Outstanding	18,074	14,129	18,074	14,129

Options Exercisable	8,366	6,002	8,366	6,002

Options Exercisable and "in the money"	741	—	741	—

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	September 30, 2003	June 30, 2003
Cash and Marketable Debt Securities	$464,532	$505,237

Receivables	65,165	60,800
Less: allowance	(17,084)	(16,677)

Net receivables	48,081	44,123
Other current assets	37,483	36,329

Property, plant and equipment	2,181,240	2,149,646
Less: accumulated depreciation	(803,825)	(750,331)

Net property, plant and equipment	1,377,415	1,399,315

Other Assets	89,019	89,990

Total	$2,016,530	$2,074,994

Current Liabilities
Accounts payable	$36,973	$32,863
Deferred revenue	33,228	41,607
Accrued taxes, franchise and other fees	75,583	71,942
Accrued interest	15,421	35,349
Accrued payroll and benefits	27,460	27,229
Current portion of debt and lease obligations	34,076	31,864
Other current liabilities	90,238	117,262

Total current liabilities	312,979	358,116

Long-Term Debt and Capital Lease Obligations
9.75% Senior unsecured notes	400,000	400,000
10.125% Senior unsecured notes	400,000	400,000
Senior secured debt	402,000	408,000
Capital lease obligations	8,921	9,505
Less: current portion	(34,076)	(31,864)

Total long-term debt and capital lease obligations	1,176,845	1,185,641

Other Long-Term Liabilities	6,346	6,206

Stockholders' Equity	520,360	525,031

Total	$2,016,530	$2,074,994

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.

Time Warner Telecom Inc.

Financing Highlights — Senior Secured Debt

(Dollars in thousands)

Unaudited (1)

Financing Highlights (2)

	As of September 30, 2003
	Total Financing	Outstanding	Undrawn Financing
Revolver	$380,000	—	$380,000
Term Loan A	$220,000	$203,500	—
Term Loan B	$200,000	$198,500	—

	$800,000	$402,000	$380,000

Key Financial Covenants of Senior Secured Debt (2)

	As of September 30, 2003
	Actual Ratio	Required Ratio
Consolidated Leverage Ratio	2.7	Not to exceed 6.75
Senior Leverage Ratio	(0.0)	Not to exceed 3.0
Consolidated Interest Coverage Ratio	2.4	Not to be less than 1.25

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.
(2)	For full terms and conditions of all Company financing agreements please refer to SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2002				2003
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
Operating Metrics:
Route Miles
Metro	10,091	10,433	10,549	10,696	11,075	11,170	11,345
Regional	6,835	6,835	6,835	6,694	6,694	6,694	6,694

Total	16,926	17,268	17,384	17,390	17,769	17,864	18,039

Fiber Miles
Metro	534,974	570,690	575,315	586,721	602,988	604,668	614,942
Regional	229,568	229,569	229,569	237,256	237,277	269,759	274,459

Total	764,542	800,259	804,884	823,977	840,265	874,427	889,401

DS-O Equivalents (000s) (2)	16,954	16,994	17,793	18,225	17,974	17,798	18,444

Buildings (3)
On-net	3,173	3,303	3,403	3,541	3,616	3,677	3,854
Type II	7,742	8,187	8,385	8,700	9,173	10,087	10,662

Total	10,915	11,490	11,788	12,241	12,789	13,764	14,516

Networks
Class 5 Switches	41	41	41	41	41	41	41
Soft Switches	12	12	12	12	12	12	12

Headcount
Total employees	2,376	2,182	1,913	1,893	1,916	1,932	2,010
Sales Account Executives	275	253	227	225	259	275	289

Customers	6,658	6,809	7,104	7,309	7,598	7,994	8,420

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.
(2)	Each DS-O equivalent provides 64 kilobits per second of bandwidth.
(3)	Buildings "On-net" represents customer locations to which the Company's fiber network is directly connected. Type II buildings are carried on the Company's fiber network, including the Company's switch for switched services, with a leased service from the Company's distribution ring to the customer location.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2002				2003
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
							Sept. 30 (Note 4)
Financial Metrics: (1), (3)							As Reported	WorldCom Settlement	Net of Settlement
Revenue ($000)
Dedicated transport services	$94,786	$92,828	$92,556	$93,758	$86,512	$88,842	94,066	2,824	$91,242
Switched services	36,745	37,184	36,078	36,297	39,891	36,433	38,957	95	38,862
Data and Internet services	20,424	21,924	23,410	24,535	24,304	24,131	25,700	2,245	23,455

Subtotal	151,955	151,936	152,044	154,590	150,707	149,406	158,723	5,164	153,559
Intercarrier Compensation	16,764	18,698	15,121	15,335	14,306	13,366	9,842	—	9,842

Recurring Revenue	168,719	170,634	167,165	169,925	165,013	162,772	168,565	5,164	163,401
Reciprocal compensation settlements	—	13,942	—	5,189	—	—	3,863	—	3,863

Total Revenue	$168,719	$184,576	$167,165	$175,114	$165,013	$162,772	$172,428	$5,164	$167,264

EBITDA Reconciliation ($000)
As Reported (2)	$38,633	$53,078	$40,073	$57,432	$48,666	$50,157	$74,635	$20,292	$54,343
Less: Reciprocal compensation settlements	—	($13,942)	—	$(5,189)	—	—	(3,863)	—	(3,863)

Without Reciprocal compensation settlements	$38,633	$39,136	$40,073	$52,243	$48,666	$50,157	$70,772	$20,292	$50,480

Capital Expenditures ($000)	$36,870	$30,121	$25,105	$12,735	$22,373	$27,885	$34,529	—	$34,529

Gross Margin (2), (3)
As Reported	57%	61%	58%	64%	60%	60%	61%	n/a	60%
Without Reciprocal compensation settlements	57%	57%	58%	63%	60%	60%	60%	n/a	59%

EBITDA Margin (2), (3)
As Reported	23%	29%	24%	33%	29%	31%	43%	n/a	32%
Without Reciprocal compensation settlements	23%	23%	24%	31%	29%	31%	42%	n/a	31%

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.
(2)	Fourth quarter 2002 EBITDA included $7 million in one time expense savings from reduced operating costs due to settlement and resolution of carrier billing charges.
(3)	The Company separately presents EBITDA, gross margin and EBITDA margin and recurring revenue without reciprocal compensation settlements to help enhance comparability of these measures between periods. Total Revenue represents the revenue reported on a GAAP basis.
(4)	For the third quarter of 2003, the Company is separately presenting the metrics shown above net of the WorldCom settlement in order to enhance comparability of those results between periods.